Exhibit 10-Q-8

[FORD LOGO]

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

DATE

Mr./Ms.                     :

      Pursuant to the 1998 Long-Term Incentive Plan (the “1998 Plan”), the Compensation Committee approved a grant of                     restricted shares effective                     . Accordingly, restricted shares of Ford Common Stock* have been credited to a book entry account in your name at EquiServe Trust Company, N. A.

      The Committee has determined that a one/two/three-year restriction period should be set for these shares. These shares are restricted from sale, transfer, or other disposition until                     . At that time, the restrictions will be lifted and, as soon as practicable thereafter, [an appropriate number of shares will be withheld to cover any tax liability on the value of the grant at that time].

      [Alternatively, in the U. S. you have the option now to make a “Section 83(b) Election”. This election allows you to include the                     value of the grant in your current earnings and pay taxes now on the value as compensation. However, future appreciation on the grant would be taxed as capital gains. If you choose to make this election, a written confirmation of the election and your tax payment to the Company must be provided to the Company by                     . You should consult with your tax advisor if you would like to make this election. To obtain a form for this election and arrange for the tax payments, please contact                           at                          ]

      The grant of restricted shares is subject to the terms and conditions of the 1998 Plan.

      During the restriction period, you are the stockholder of record of the shares and are entitled to vote the shares.

      [Unless you have made a “Section 83(b) Election”, the Company will report quarterly dividends paid during the restriction period as W-2 earnings.] Quarterly dividend payments will be paid, in cash, by EquiServe. [In the event you would like to change the election on your account, please contact EquiServe.]

      If you have any questions regarding your restricted shares, please call                      at                     .

Regards,

, Executive Director
Compensation & Benefits

Attachment

*	The Fair Market Value of Ford Common Stock on was $ /share.

RESTRICTED STOCK AWARD

What is Restricted Stock?

      Shares of Restricted Stock are actual shares of Ford Common Stock that are subject to restrictions on the sale and transfer of the stock for a certain period of time. In the case of your grant, the restriction period is XXX years from the date of grant. The stock will be registered in your name and held in a book entry account at EquiServe, the Company’s transfer agent. You will have all rights and privileges of a stockholder during the restriction period, including the right to vote the Restricted Stock and the right to receive dividends. The Restricted Stock cannot be sold, transferred, assigned, pledged, or otherwise encumbered during the restriction period.

Will I receive dividends on my Restricted Stock?

      Under the terms of this program, your dividends will be paid in cash and sent to you by EquiServe, unless you contact EquiServe and request dividend reinvestment.

What about Taxes?

      IThe shares of Restricted Stock will not be recognized as taxable income at the time the grant is made. At the time that the stock becomes unrestricted, you will recognize ordinary income in an amount equal to the fair market value of the stock at that time. The fair market value of Ford Common Stock is the average of the highest and lowest prices at which the Company’s stock is traded on the New York Stock Exchange on the date the restrictions lapse.J

      IQuarterly dividends paid during the XXX-year restriction period will be reported as W-2 earnings.J

      IAlternatively, for U.S. employees, you have the option to make a “Section 83(b) Election”. This election requires you to include the XXX value of this grant in your current earnings and pay taxes now on the value as compensation. However, future appreciation on the grant would be taxed as capital gains. Consult your tax advisor if you have questions or would like to make this election. If you choose to make this election, a written confirmation of the election, and your tax payment to the Company must be provided to the Company                      at                      by XXXX.J

Are there any other conditions related to the Restricted Stock?

      There are several other conditions related to the Restricted Stock:

1)	You must remain an active employee for a period of six months following the date of the grant. If you should terminate your employment before the six month period expires, your grant will automatically be forfeited.

2)	If your employment should terminate for any reason other than death, you must refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof. In the event of nonfulfillment of this condition, your right to receive your Restricted Stock Award will be forfeited and cancelled.

3)	Your right to receive your Restricted Stock Award will terminate if it is determined that you have acted in a manner inimical to the best interests of the Company.

      Your Restricted Stock Award is made under the 1998 Long-Term Incentive Plan and is subject to its terms and conditions.

Compensation & Benefits

XXXXXXX, 2005